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The Board of Directors
Polaroid Corporation


Ladies and Gentleman:

Re: Registration statement on Form S-3 of Polaroid Corporation.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 14, 1999, July 13, 1999 and October 12, 1999, related to our review of interim financial information.

Pursuant to Rule 436 (c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



                                                 Very truly yours,


                                                 /s/ KPMG LLP

Boston, Massachusetts
February 2, 2000